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                                                                     Exhibit 2.2


                       AMENDMENT NO. 1 TO MERGER AGREEMENT


         This Amendment No. 1, dated as of May 25, 2004 (this "Amendment") to the Agreement and Plan of Merger, dated as of February 4, 2004 (the "Merger Agreement"), is made by and between Cable Design Technologies Corporation, ("CDT"), BC Merger Corp. ("Merger Sub") and Belden Inc. ("Belden").

         WHEREAS, CDT, Merger Sub and Belden wish to amend the Merger Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Belden Purchase Plans. The third sentence of Section 6.11(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

         (a) "To the extent any offering period under the Belden Purchase Plans is in progress at the time of such termination, Belden shall cancel all options to purchase shares of Belden Common Stock outstanding thereunder in exchange for paying each participant the excess, if any, of the Fair Market Value of a share of Belden Common Stock on the date of cancellation over the option price per share, multiplied by the number of shares of Belden Common Stock covered by the cancelled option."

2. Officers. Schedule 6.13(c) shall be deleted in its entirety and replaced with EXHIBIT 1 hereto.

3. Continuing Effect; Counterparts. Except to the extent amended hereby, the provisions of the Merger Agreement shall remain unmodified, and the Merger Agreement, as amended by this Amendment, is hereby confirmed as being in full force and effect in accordance with its terms. This Amendment may be executed in any number of counterparts which shall constitute one and the same agreement.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

5. Incorporation By Reference. Sections 9.2, 9.4, 9.6, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 of the Merger Agreement are hereby incorporated by reference into this Amendment and shall be applicable hereto.


                  [Remainder of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or have caused this Amendment to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.


                                        CABLE DESIGN TECHNOLOGIES CORPORATION


                                        By: /s/ Charles B. Fromm
                                           -------------------------------------
                                           Name:  Charles B. Fromm
                                           Title: Vice President and General
                                                  Counsel


                                        BC MERGER CORP.


                                        By: /s/ Charles B. Fromm
                                           -------------------------------------
                                           Name:  Charles B. Fromm
                                           Title: Vice President


                                        BELDEN INC.


                                        By: /s/ Kevin Bloomfield
                                           -------------------------------------
                                           Name:  Kevin Bloomfield
                                           Title: Vice President and General
                                                  Counsel